Third Quarter 2022 Results

San Jose, California • November 3, 2022

PayPal
(NASDAQ: PYPL)

- **Q3'22: Solid third quarter, with revenue and EPS outperformance**
  - Net revenues of $6.85 billion, growing 11% and 12% on an FX-neutral basis (FXN); excluding eBay[1], revenue grew 13% on a spot basis and 14% FXN
  - GAAP EPS of $1.15 compared to $0.92 in Q3'21, and non-GAAP EPS of $1.08 compared to $1.11 in Q3'21
  - Operating cash flow of $1.9 billion, growing 29%, and free cash flow of $1.8 billion, growing 37%
  - Total Payment Volume (TPV) of $337.0 billion, growing 9% and 14% FXN
- **FY'22: Raising EPS guidance, benefiting from ongoing productivity initiatives**
  - Net revenues expected to grow ~8.5% on a spot basis and ~10% FXN
  - Raising expected GAAP EPS to ~$2.11-$2.13; raising expected non-GAAP EPS to ~$4.07-$4.09
  - TPV expected to grow ~8.5% on a spot basis and ~12.5% FXN
  - Approximately 8-10 million Net New Actives (NNAs) expected to be added in FY'22
- **Working with Apple to enhance offerings for PayPal and Venmo merchants and consumers**

Q3'22 Highlights

	GAAP		Non-GAAP	
	USD $	YoY Change	USD $	YoY Change
Net Revenues	$6.85B	11%	$6.85B	12%[2]
Operating Income	$1.1B	7%	$1.5B	4%
EPS	$1.15	26%	$1.08	(2%)

"We delivered strong third quarter results. We will continue to invest against our key priorities to advance our leading position in digital payments and commerce. We're very pleased to be working with Apple to enhance our offerings for our PayPal and Venmo merchants and consumers."

Dan Schulman
President and CEO

1. All references to eBay in this press release refer to eBay Marketplaces on PayPal's payments platform. **2.** On an FXN basis.

Q3 2022 Results 1

Key Operating and Financial Metrics

Total Payment Volume


Spot
FXN
+9% | +14%
$309.9B
$337.0B
Q3'21
Q3'22

Net Revenues


Spot
FXN
+11% | +12%
$6.18B
$6.85B
Q3'21
Q3'22

GAAP / Non-GAAP EPS[1]


GAAP
+26%
$0.92
$1.15
Q3'21
Q3'22
Non-GAAP
(2%)
$1.11
$1.08
Q3'21
Q3'22

Operating Cash Flow / Free Cash Flow[1]


Operating Cash Flow
+29%
$1.5B
$1.9B
Q3'21
Q3'22
Free Cash Flow
+37%
$1.3B
$1.8B
Q3'21
Q3'22

Financial Highlights

Net revenues increased 11% with ex-eBay growth of 13%

- Net revenues of $6.85 billion, 11% growth on a spot basis and 12% FXN
  - Revenue excluding eBay grew 13% on a spot basis, on top of 25% growth in Q3'21
- GAAP operating margin of 16.3%, declined 54 basis points; non-GAAP operating margin of 22.4%, declined 140 basis points
- GAAP operating income of $1.1B, growing 7%; non-GAAP operating income of $1.5B, growing 4%
- GAAP EPS of $1.15, compared to $0.92 in Q3'21; non-GAAP EPS of $1.08, compared to $1.11 in Q3'21
  - Q3'21 GAAP and non-GAAP EPS included a ~$0.04 benefit from the release of credit reserves
  - GAAP EPS includes a net gain of ~$0.34 on PayPal's strategic investment portfolio, compared to a net gain of ~$0.13 in Q3'21

> **"We continue to execute on our strategy to deliver long-term, profitable growth. Our strong third quarter results reflect both the diversification of our business and our ongoing focus on operating discipline."**
>
> **Gabrielle Rabinovitch**
> Acting CFO and SVP, Investor Relations and Treasurer

1. For a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section titled "Non-GAAP Measures of Financial Performance" and the subsequent tables at the end of this press release.

Q3 2022 Results 2

Q3 2022 Results 3 Operating Highlights Ongoing volume and transaction growth • $337.0 billion in TPV, up 9% on a spot basis and 14% FXN ◦ TPV excluding eBay grew 10% on a spot basis and 15% FXN, representing 98% of TPV ◦ Venmo processed $63.6 billion in TPV, growing 6%, on top of 36% growth in Q3'21 • 2.9 million NNAs added, with total active accounts of 432 million, up 4% • 5.6 billion payment transactions, up 15% • 50.1 payment transactions per active account on a trailing twelve month basis, growing 13% Balance Sheet and Liquidity Strong balance sheet and cash flow generation • Cash, cash equivalents, and investments totaled $16.1 billion as of September 30, 2022 • Debt totaled $10.7 billion as of September 30, 2022 • In Q3'22, generated cash flow from operations of $1.9 billion, increasing 29%, and free cash flow of $1.8 billion, increasing 37% • In Q3'22, repurchased approximately 10 million shares of common stock, returning $939 million to stockholders ◦ Year-to-date through the end of Q3'22, returned $3.2 billion to stockholders through share repurchases Big Red’s Hot Sauce was founded in 2011 after Paul Ford, an Afghanistan veteran, used his gardening skills to create unique sauces out of peppers he’d grown. When Paul and his wife Tasia needed financing to take Big Red’s to the next level, they turned to a PayPal Business Loan after being turned away from traditional lenders. “PayPal has been an integral part of investing in and growing our business. The PayPal Business Loan we received in November 2021 helped drive a 34% increase in revenue. Now, we can continue to expand across the U.S. and put Arizona hot sauce on the map.” Paul and Tasia Ford Co-founders, Big Red's Hot Sauce

Q3 2022 Results 4 Enhancing checkout and shopping experiences, including the launch of Venmo as a payment option on Amazon Strategic Initiatives and Business Updates •Working with Apple to enhance our offerings for PayPal and Venmo merchants and consumers: ◦ Leveraging Apple's Tap to Pay on iPhone technology, U.S. merchant customers will soon be able to accept contactless debit or credit cards and mobile wallets, including Apple Pay, using an iPhone and the PayPal or Venmo iOS app ◦ Adding Apple Pay as a payment option in PayPal's unbranded checkout flows on merchant platforms, including the PayPal Commerce Platform ◦ Next year, U.S. customers will be able to add PayPal and Venmo network-branded credit and debit cards to Apple Wallet and use them anywhere Apple Pay is accepted • Venmo is now live as a new payment option for select Amazon customers; ramping to full availability for U.S. Amazon customers this holiday season • Strengthened executive leadership team with the appointment of John Kim as EVP, Chief Product Officer. John brings unique skills and experience driving innovative product development following a decade-long tenure with Expedia Group • Released updated mobile software developer kit (SDK), enabling merchants to provide a seamless, in-app checkout experience • Expanded Zettle Terminal to the U.S., an all-in-one point-of-sale solution for small businesses, following successful launches in France and the Netherlands earlier this year • Introduced new PayPal Rewards program to the digital wallet, giving customers an easy way to shop and earn rewards all in one place • Launched Passkeys as an easy and secure log in method for PayPal accounts, creating a seamless login experience for consumers and removing checkout friction for merchants • Broadened charity products and services: launched Grant Payments to deliver money from grantmakers quickly and electronically; began onboarding charities to Venmo charity profiles to enable giving going into the holiday season; and expanded Give at Checkout to Brazil and Mexico

Q3 2022 Results 5 Presented in millions, except per share data and percentages Q3 2022 Q3 2021 YoY Growth FXN YoY Growth Total Payment Volume (TPV) $336,973 $309,910 $27,063 9% 14% G A A P Net revenues $6,846 $6,182 $664 11% N/A Operating margin 16.3% 16.9% ** (54bps) N/A Effective tax rate 15.7% 6.7% ** 9.0pts N/A Net income (loss) $1,330 $1,087 $243 22% N/A Earnings per diluted share $1.15 $0.92 $0.23 26% N/A Net cash provided by operating activities $1,948 $1,513 $435 29% N/A N on -G A A P Net revenues $6,846 $6,182 $664 11% 12% Operating margin 22.4% 23.8% ** (140bps) N/A Effective tax rate 16.2% 7.0% ** 9.2pts N/A Net income $1,254 $1,319 ($65) (5%) N/A Earnings per diluted share $1.08 $1.11 ($0.03) (2%) N/A Free cash flow $1,766 $1,286 $480 37% N/A Q3'22 Financial and Operating Highlights ** Not meaningful

Q3 2022 Results 6 Financial Guidance Q4'22 Guidance • Net revenues expected to reach ~$7.375 billion, growing ~7% on a spot basis and ~9% FXN ◦ Revenue excluding eBay expected to grow ~8% on a spot basis and ~10% FXN • GAAP earnings per diluted share expected to be in the range of ~$0.83-$0.85, compared to $0.68 in the prior year period, and non-GAAP earnings per diluted share expected to be in the range of ~$1.18-$1.20, compared to $1.11 in the prior year period ◦ In the fourth quarter of 2021, GAAP EPS included a net loss of approximately $0.18 on PayPal’s strategic investment portfolio ◦ Estimated non-GAAP amounts for the three months ending December 31, 2022 reflect adjustments of approximately $470 million, primarily representing estimated stock-based compensation expense and related payroll taxes of approximately $350 million FY'22 Guidance • TPV expected to grow ~8.5% on a spot basis and ~12.5% FXN • Net revenues expected to reach ~$27.5 billion, growing ~8.5% on a spot basis and ~10% FXN ◦ Revenue excluding eBay expected to grow ~12% on a spot basis and ~13% FXN • Raising expected GAAP earnings per diluted share to the range of ~$2.11-$2.13, compared to $3.52 in FY’21, and raising expected non-GAAP earnings per diluted share to the range of ~$4.07-$4.09, compared to $4.60 in FY’21 ◦ In 2021, GAAP EPS included a net gain of approximately $0.06 on PayPal’s strategic investment portfolio ◦ In 2021, GAAP and non-GAAP EPS included a benefit of approximately $0.21 from the release of credit reserves ◦ Estimated non-GAAP amounts for the twelve months ending December 31, 2022 reflect adjustments of approximately $2.1 billion, including estimated stock-based compensation expense and related payroll taxes of approximately $1.4 billion Conference Call & Webcast PayPal Holdings, Inc. will host a conference call to discuss third quarter 2022 results at 2:30 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the company’s Investor Relations website at https://investor.pypl.com. In addition, an archive of the webcast will be accessible for 90 days through the same link. Please see “Non-GAAP Financial Measures” and “Non-GAAP Measures of Financial Performance” for important additional information.

Q3 2022 Results 7 Presentation All growth rates represent year-over-year comparisons, except as otherwise noted. FXN results are calculated by translating the current period local currency results by the prior period exchange rate. FXN growth rates are calculated by comparing the current period FXN results with the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided. This press release includes financial measures defined as “non-GAAP financial measures” by the SEC including: non-GAAP net income, non-GAAP earnings per diluted share, non- GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non- GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non- GAAP Operating Income and GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flow to Free Cash Flow.” Non-GAAP Financial Measures

Q3 2022 Results 8 Forward-Looking Statements This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations, and plans of PayPal Holdings, Inc. and its consolidated subsidiaries that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “project,” “forecast,” and other similar expressions. Forward-looking statements may include, but are not limited to, statements regarding guidance and projected financial results for the fourth quarter and full year 2022; the impact and timing of product launches and acquisitions; and the projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Our actual results could differ materially from those estimated or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to compete in markets that are highly competitive and subject to rapid technological change, and to develop new or enhanced products and services on a timely basis; cyberattacks and security vulnerabilities, and associated impacts; the effect of global and regional political, economic, market and trade conditions, supply chain issues and related events that affect payments or commerce activity, including inflation and rising interest rates; the impact of natural disasters or other business interruptions on our business and financial condition, as well as our customers, suppliers, vendors and other business partners; the continuing effects of the COVID-19 pandemic and the proliferation of variants; the impact of the Russia-Ukraine conflict; the stability, security and performance of our payments platform; the effect of extensive government regulation and oversight related to our business, products and services in a variety of areas, including, but not limited to, laws covering payments, lending and consumer protection; the impact of complex and changing laws and regulations worldwide, including, but not limited to, laws covering privacy, data protection, and cybersecurity, which expose us to potential liabilities, increased costs, and other adverse effects on our business; the impact of payment card, bank, or other network rules or practices; changes in how consumers fund transactions; our ability to effectively detect and prevent the use of our services for fraud, abusive behaviors, illegal activities, or improper purposes; our ability to manage regulatory and litigation risks, and the outcome of legal and regulatory proceedings; our ability to manage relationships with third parties and their ability to meet their obligations to us; damage to our reputation or brands; fluctuations in foreign currency exchange rates; changes in tax rates and exposure to additional tax liabilities; changes to our capital allocation, management of operating cash or incurrence of indebtedness; our ability to timely upgrade and develop our technology systems, infrastructure and customer service capabilities; the impact of proposed or completed acquisitions, divestitures, strategic investments, or entries into new businesses or markets; and our ability to attract, hire, and retain highly talented employees. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/ or contemplated after the date hereof. More information about factors that could adversely affect PayPal’s results of operations, financial condition and prospects, or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors”, “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal’s Investor Relations website at https://investor.pypl.com or the SEC’s website at www.sec.gov. All information in this release speaks as of November 3, 2022. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

Q3 2022 Results 9 Disclosure Channels PayPal Holdings, Inc. uses the following channels as means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD: • Investor Relations website (https://investor.pypl.com) • PayPal Newsroom (https://newsroom.paypal-corp.com/) • PayPal Corporate website (https://about.pypl.com) • Twitter handles (@PayPal and @PayPalNews) • LinkedIn page (https://www.linkedin.com/company/paypal), • Facebook page (https://www.facebook.com/PayPalUSA/) • YouTube channel (https://www.youtube.com/paypal) • Dan Schulman’s LinkedIn profile (https://www.linkedin.com/in/dan-schulman/) • Dan Schulman’s Facebook page (https://www.facebook.com/DanSchulmanPayPal/) • Dan Schulman’s Instagram page (https://www.instagram.com/dan_schulman/) • Gabrielle Rabinovitch's LinkedIn profile (https://www.linkedin.com/in/gabriellerabinovitch/) The information that is posted through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, filings with the SEC, public conference calls, and webcasts. Investor Relations Contact investorrelations@paypal.com Media Relations Contact mediarelations@paypal.com © 2022 PayPal Holdings, Inc. All rights reserved. Other company and product names may be trademarks of their respective owners.

Q3 2022 Results 10 PayPal Holdings, Inc. Unaudited Condensed Consolidated Balance Sheets September 30, 2022 December 31, 2021 (In millions, except par value) ASSETS Current assets:     Cash and cash equivalents $ 6,659 $ 5,197 Short-term investments 4,190 4,303 Accounts receivable, net 889 800 Loans and interest receivable, net 6,002 4,846 Funds receivable and customer accounts 34,824 36,141 Prepaid expenses and other current assets 2,541 1,287 Total current assets 55,105 52,574 Long-term investments 5,215 6,797 Property and equipment, net 1,773 1,909 Goodwill 11,053 11,454 Intangible assets, net 855 1,332 Other assets 2,434 1,737 Total assets $ 76,435 $ 75,803 LIABILITIES AND EQUITY Current liabilities: Accounts payable $ 114 $ 197 Funds payable and amounts due to customers 37,824 38,841 Accrued expenses and other current liabilities 4,638 3,755 Income taxes payable 652 236 Total current liabilities 43,228 43,029 Deferred tax liability and other long-term liabilities 2,702 2,998 Long-term debt 10,241 8,049 Total liabilities 56,171 54,076 Equity: Common stock, $0.0001 par value; 4,000 shares authorized; 1,147 and 1,168 shares outstanding as of September 30, 2022 and December 31, 2021, respectively — — Preferred stock, $0.0001 par value; 100 shares authorized, unissued — — Treasury stock at cost, 161 and 132 shares as of September 30, 2022 and December 31, 2021, respectively (15,069) (11,880) Additional paid-in-capital 17,981 17,208 Retained earnings 18,033 16,535 Accumulated other comprehensive income (loss) (681) (136) Total equity 20,264 21,727 Total liabilities and equity $ 76,435 $ 75,803

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
	(In millions, except per share data)			
Net revenues	$ 6,846	$ 6,182	$ 20,135	$ 18,453
Operating expenses:				
Transaction expense	2,988	2,564	8,849	7,363
Transaction and credit losses	367	268	1,184	710
Customer support and operations [(1)]	509	504	1,579	1,543
Sales and marketing [(1)]	544	549	1,733	1,779
Technology and development [(1)]	801	755	2,431	2,242
General and administrative [(1)]	463	498	1,584	1,544
Restructuring and other charges	56	1	182	60
Total operating expenses	5,728	5,139	17,542	15,241
Operating income	1,118	1,043	2,593	3,212
Other income (expense), net	460	122	(337)	181
Income before income taxes	1,578	1,165	2,256	3,393
Income tax expense	248	78	758	25
Net income (loss)	$ 1,330	$ 1,087	$ 1,498	$ 3,368
Net income (loss) per share:				
Basic	$ 1.15	$ 0.93	$ 1.29	$ 2.87
Diluted	$ 1.15	$ 0.92	$ 1.29	$ 2.84
Weighted average shares:				
Basic	1,154	1,174	1,159	1,174
Diluted	1,157	1,187	1,163	1,187
[(1)] Includes stock-based compensation as follows:				
Customer support and operations	$ 56	$ 56	$ 196	$ 205
Sales and marketing	27	38	114	134
Technology and development	115	117	380	403
General and administrative	41	100	317	348
	$ 239	$ 311	$ 1,007	$ 1,090

Q3 2022 Results 11

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
	(In millions)			
Cash flows from operating activities:				
Net income (loss)	$ 1,330	$ 1,087	$ 1,498	$ 3,368
Adjustments to reconcile net income (loss) to net cash provided by operating activities:				
Transaction and credit losses	367	268	1,184	710
Depreciation and amortization	330	323	991	939
Stock-based compensation	226	300	967	1,058
Deferred income taxes	(81)	(72)	(538)	(175)
Net (gains) losses on strategic investments	(495)	(173)	163	(336)
Other	245	15	567	92
Changes in assets and liabilities:				
Accounts receivable	(22)	(43)	(89)	(155)
Accounts payable	(28)	(91)	(55)	(50)
Income taxes payable	23	(2)	109	18
Other assets and liabilities	53	(99)	(141)	(892)
Net cash provided by operating activities	1,948	1,513	4,656	4,577
Cash flows from investing activities:				
Purchases of property and equipment	(182)	(227)	(548)	(695)
Proceeds from sales of property and equipment	—	2	5	3
Purchases and originations of loans receivable	(6,867)	(3,304)	(19,167)	(8,241)
Principal repayment of loans receivable	6,254	2,977	17,164	7,598
Purchases of investments	(3,304)	(10,665)	(16,455)	(30,905)
Maturities and sales of investments	5,683	11,707	16,770	30,390
Acquisitions, net of cash and restricted cash acquired	—	—	—	(469)
Funds receivable	(203)	(164)	(1,085)	(37)
Other investing activities	—	—	30	—
Net cash provided by (used in) investing activities	1,381	326	(3,286)	(2,356)
Cash flows from financing activities:				
Proceeds from issuance of common stock	—	1	86	90
Purchases of treasury stock	(939)	(350)	(3,189)	(1,873)
Tax withholdings related to net share settlements of equity awards	(46)	(38)	(321)	(978)
Borrowings under financing arrangements	58	—	3,346	—
Repayments under financing arrangements	—	—	(1,686)	—
Funds payable and amounts due to customers	(2,245)	(429)	(659)	2,575
Other financing activities	—	—	1	—
Net cash used in financing activities	(3,172)	(816)	(2,422)	(186)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(117)	(72)	(253)	(106)
Net change in cash, cash equivalents, and restricted cash	40	951	(1,305)	1,929
Cash, cash equivalents, and restricted cash at beginning of period	16,684	19,018	18,029	18,040
Cash, cash equivalents, and restricted cash at end of period	$ 16,724	$ 19,969	$ 16,724	$ 19,969
Supplemental cash flow disclosures:				
Cash paid for interest	$ 2	$ 12	$ 114	$ 121
Cash paid for income taxes, net	$ 222	$ 56	$ 666	$ 436

Q3 2022 Results 12

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

Our revenues are classified into the following two categories:

- *Transaction revenues*: Net transaction fees charged to merchants and consumers on a transaction basis based on the Total Payment Volume ("TPV") completed on our payments platform. Growth in TPV is directly impacted by the number of payment transactions that we enable on our payments platform. We earn additional fees from merchants and consumers: on transactions where we perform currency conversion, when we enable cross-border transactions (i.e., transactions where the merchant and consumer are in different countries), to facilitate the instant transfer of funds for our customers from their PayPal or Venmo account to their debit card or bank account, to facilitate the purchase and sale of cryptocurrencies, as contractual compensation from sellers that violate our contractual terms (for example, through fraud or counterfeiting), and other miscellaneous fees.
- *Revenues from other value added services*: Net revenues derived primarily from revenue earned through partnerships, referral fees, subscription fees, gateway fees, and other services we provide to our merchants and consumers. We also earn revenues from interest and fees earned on our portfolio of loans receivable and interest earned on certain assets underlying customer balances.

Net Revenues by Type

	Three Months Ended				
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(In millions, except percentages)				
Transaction revenues	$ 6,234	$ 6,272	$ 5,998	$ 6,377	$ 5,607
Current quarter vs prior quarter	*(1)%*	*5 %*	*(6)%*	*14 %*	*(3)%*
Current quarter vs prior year quarter	*11 %*	*8 %*	*7 %*	*12 %*	*10 %*
Percentage of total	*91 %*	*92 %*	*93 %*	*92 %*	*91 %*
Revenues from other value added services	612	534	485	541	575
Current quarter vs prior quarter	*15 %*	*10 %*	*(10)%*	*(6)%*	*30 %*
Current quarter vs prior year quarter	*6 %*	*21 %*	*18 %*	*25 %*	*50 %*
Percentage of total	*9 %*	*8 %*	*7 %*	*8 %*	*9 %*
Total net revenues	$ 6,846	$ 6,806	$ 6,483	$ 6,918	$ 6,182
Current quarter vs prior quarter	*1 %*	*5 %*	*(6)%*	*12 %*	*(1)%*
Current quarter vs prior year quarter	*11 %*	*9 %*	*7 %*	*13 %*	*13 %*

Net Revenues by Geography

	Three Months Ended				
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(In millions, except percentages)				
U.S. net revenues	$ 3,978	$ 3,863	$ 3,671	$ 3,901	$ 3,476
Current quarter vs prior quarter	*3 %*	*5 %*	*(6)%*	*12 %*	*6 %*
Current quarter vs prior year quarter	*14 %*	*18 %*	*20 %*	*27 %*	*23 %*
Percentage of total	*58 %*	*57 %*	*57 %*	*56 %*	*56 %*
International net revenues	2,868	2,943	2,812	3,017	2,706
Current quarter vs prior quarter	*(3)%*	*5 %*	*(7)%*	*11 %*	*(9)%*
Current quarter vs prior year quarter	*6 %*	*(1)%*	*(5)%*	*(1)%*	*3 %*
(FXN) Current quarter vs prior year quarter	*9 %*	*1 %*	*(5)%*	*(1)%*	*2 %*
Percentage of total	*42 %*	*43 %*	*43 %*	*44 %*	*44 %*
Total net revenues	$ 6,846	$ 6,806	$ 6,483	$ 6,918	$ 6,182
Current quarter vs prior quarter	*1 %*	*5 %*	*(6)%*	*12 %*	*(1)%*
Current quarter vs prior year quarter	*11 %*	*9 %*	*7 %*	*13 %*	*13 %*
(FXN) Current quarter vs prior year quarter	*12 %*	*10 %*	*8 %*	*13 %*	*13 %*

Q3 2022 Results 13

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended				
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(In millions, except percentages)				
Active accounts[1]	432	429	429	426	416
Current quarter vs prior quarter	*1 %*	*— %*	*1 %*	*2 %*	*3 %*
Current quarter vs prior year quarter	*4 %*	*6 %*	*9 %*	*13 %*	*15 %*
Number of payment transactions[2]	5,643	5,513	5,161	5,343	4,900
Current quarter vs prior quarter	*2 %*	*7 %*	*(3)%*	*9 %*	*3 %*
Current quarter vs prior year quarter	*15 %*	*16 %*	*18 %*	*21 %*	*22 %*
Payment transactions per active account[3]	50.1	48.7	47.0	45.4	44.2
Current quarter vs prior quarter	*3 %*	*4 %*	*3 %*	*3 %*	*2 %*
Current quarter vs prior year quarter	*13 %*	*12 %*	*11 %*	*11 %*	*10 %*
TPV[4]	$ 336,973	$ 339,791	$ 322,981	$ 339,530	$ 309,910
Current quarter vs prior quarter	*(1)%*	*5 %*	*(5)%*	*10 %*	*— %*
Current quarter vs prior year quarter	*9 %*	*9 %*	*13 %*	*23 %*	*26 %*
(FXN) Current quarter vs prior year quarter	*14 %*	*13 %*	*15 %*	*23 %*	*24 %*
Transaction Expense Rate[5]	0.89 %	0.90 %	0.87 %	0.87 %	0.83 %
Transaction and Credit Loss Rate[6]	0.11 %	0.13 %	0.11 %	0.10 %	0.09 %
Transaction Margin[7]	51.0 %	48.7 %	50.9 %	52.3 %	54.2 %

Amounts in the table are rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not recalculate using the rounded amounts provided.

(1) An active account is an account registered directly with PayPal or a platform access partner that has completed a transaction on our platform, not including gateway-exclusive transactions, within the past 12 months. A platform access partner is a third party whose customers are provided access to PayPal's platform or services through such third party's login credentials, including entities that utilize Hyperwallet's payout capabilities. A user may register on our platform to access different products and may register more than one account to access a product. Accordingly, a user may have more than one active account. The number of active accounts provides management with additional perspective on the overall scale of our platform, but may not have a direct relationship to our operating results.

(2) Number of payment transactions are the total number of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.

(3) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12-month period, divided by active accounts at the end of the period. The number of payment transactions per active account provides management with insight into the average number of times an account engages in payments activity on our payments platform in a given period.

(4) TPV is the value of payments, net of payment reversals, successfully completed on our payments platform, or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.

(5) Transaction expense rate is transaction expense divided by TPV.

(6) Transaction and credit loss rate is transaction and credit losses divided by TPV.

(7) Transaction margin is net revenues less transaction expense and transaction and credit losses, divided by net revenues.

Q3 2022 Results 14

Q3 2022 Results 15 PayPal Holdings, Inc. Non-GAAP Measures of Financial Performance To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company’s results of operations in conjunction with the corresponding GAAP measures. Reconciliation of all non-GAAP measures to the most directly comparable GAAP measures can be found in the subsequent tables included in this press release. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. For its internal budgeting process, and as discussed further below, the company’s management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, certain other gains, losses, benefits, or charges that are not indicative of the company’s core operating results, and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company’s management also uses the foregoing non-GAAP measures in reviewing the financial results of the company. The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, and non-GAAP effective tax rate: Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business. Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses or transactional expenses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results. Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results. Gains and losses on strategic investments. We record gains and losses on our strategic investments related to our interest in companies over which we have limited control and visibility. We exclude such gains and losses in full because we lack control over the operations of the investee and the related gains and losses are not indicative of our ongoing operating results. Certain other significant gains, losses, benefits, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, benefits, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly in the future. The company excludes these amounts from its non-GAAP results because management does not believe they are indicative of our current or ongoing operating results. Tax effect of non-GAAP adjustments. This adjustment is made to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income. Free cash flow represents operating cash flows less purchases of property and equipment. The company uses free cash flow as a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company’s business, make strategic acquisitions and investments, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.   In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX- neutral results are calculated by translating the current period’s local currency results with the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period’s FX-neutral results by the prior period’s results, excluding the impact from hedging activities.

Q3 2022 Results 16 PayPal Holdings, Inc. Reconciliation of GAAP Operating Income to Non-GAAP Operating Income and GAAP Operating Margin to Non-GAAP Operating Margin Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS, and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate (1) The three months ended September 30, 2022 includes $29 million in asset impairment charges for right-of-use lease assets and related leasehold improvements in conjunction with exiting certain leased properties and a $4 million charge associated with an early lease termination. The three months ended September 30, 2021 includes a charge associated with exiting a leased property. Three Months Ended September 30, 2022 2021 (In millions, except percentages) (unaudited) GAAP net revenues $ 6,846 $ 6,182 GAAP operating income 1,118 1,043 Stock-based compensation expense and related employer payroll taxes 239 316 Amortization of acquired intangible assets 119 110 Restructuring 23 — Other(1) 33 1 Total non-GAAP operating income adjustments 414 427 Non-GAAP operating income $ 1,532 $ 1,470 GAAP operating margin 16% 17 % Non-GAAP operating margin 22% 24 % Three Months Ended September 30, 2022 2021 (In millions, except per share data and percentages) (unaudited) GAAP income before income taxes $ 1,578 $ 1,165 GAAP income tax expense 248 78 GAAP net income (loss) 1,330 1,087 Non-GAAP adjustments to net income (loss): Non-GAAP operating income adjustments (see table above) 414 427 Net (gains) losses on strategic investments (495) (173) Other(1) — 43 Tax effect of non-GAAP adjustments 5 (65) Non-GAAP net income $ 1,254 $ 1,319 Diluted net income (loss) per share: GAAP $ 1.15 $ 0.92 Non-GAAP $ 1.08 $ 1.11 Shares used in GAAP diluted share calculation 1,157 1,187 Shares used in non-GAAP diluted share calculation 1,157 1,187 GAAP effective tax rate 16% 7 % Tax effect of non-GAAP adjustments to net income (loss) — % — % Non-GAAP effective tax rate 16% 7% (1) The three months ended September 30, 2021 includes tax expense related to intra-group transfer of intellectual property.

Q3 2022 Results 17 PayPal Holdings, Inc. Reconciliation of Operating Cash Flow to Free Cash Flow Three Months Ended September 30, 2022 2021 (In millions/unaudited) Net cash provided by operating activities $ 1,948 $ 1,513 Less: Purchases of property and equipment (182) (227) Free cash flow $ 1,766 $ 1,286